ESTEEM WIRELESS MODEMS

PRESS RELEASE

ELECTRONIC SYSTEMS TECHNOLOGY ANNOUNCES 3RD QUARTER 2006 FINANCIAL INFORMATION

KENNEWICK, WASHINGTON --- November 13, 2006 --- Electronic Systems Technology Inc. (EST) (OTCBB: ELST), a manufacturer of wireless modems, today announced sales and results of operations for the three and nine month periods ended September 30, 2006.

EST reported sales for the third quarter of 2006 of $635,531 compared to $650,195 for the same quarter in 2005. Net Income for the third quarter was $53,724, or $0.01 per share, compared with Net Income of $80,947, or $0.02 per share, for the third quarter of 2005. For the nine-month period, EST recorded net income of $62,979 or $0.01 per share on sales of $1,764,334 for the nine month period ended September 30, 2006, compared with a net income $86,193 or $0.02 per share on sales of $1,780,378 for the same period in 2005.

Electronic Systems Technology, a publicly held Company since 1984, was the first Company to develop the wireless modem and receive the United States and Canadian patent for this technology. Contact EST for more details.

Selected Statement of Operations Information
(Unaudited)
	Three Months Ended		Nine Months Ended
	Sept 30 2006	Sept 30 2005	Sept 30 2006	Sept 30 2005
Sales	$635,531	$650,195	$ 1,764,334	$ 1,780,378
Net income (loss) before tax	88,863	119,861	101,487	139,823
Net Income (loss)	53,724	80,947	62,979	86,193
Weighted average common Shares outstanding	5,153,667	5,227,891	5,169,484	5,227,891
Basic Earnings (Loss) per Share	$ 0.01	$ 0.02	$ 0.01	$ 0.02
Diluted Earnings (Loss) per Share	$ 0.01	$ 0.02	$ 0.01	$ 0.02

Selected Balance Sheet Information
(Unaudited)
	Sept 30 2006	December 31, 2005
Cash and cash equivalents	$ 1,755,243	$ 651,265
Total current assets	2,822,568	2,764,889
Property & equipment (net)	166,822	184,025
Total assets	3,015,468	2,994,581
Total current liabilities	173,581	176,137
Long-term debt	-0-	-0-
Stockholders' equity	2,795,587	2,759,144

(EST) ELECTRONIC SYSTEMS TECHNOLOGY - 509-735-9092 (O)
415 N. QUAY ST. - KENNEWICK, WA 99336 - 509-783-5475 (FAX)
WWW.ESTEEM.COM